Exhibit 99.1

FOR IMMEDIATE RELEASE
AUGUST 28, 2017
MEDIA CONTACT:	IR CONTACT:
Karen Fenwick	Murdo Montgomery
Direct: +44 (0)1740 608076	Direct: +44 (0)1740 608671

Venator Files Second Quarter Results on Form 10-Q

WYNYARD, UK (August 28, 2017) — Venator Materials PLC (NYSE: VNTR) (“Venator”), announced today it has filed its quarterly results on Form 10-Q for the period ended June 30, 2017 with the U.S. Securities and Exchange Commission. The announced operating results are the same as those previously reported by Huntsman Corporation for its Pigments and Additives business in its second quarter earnings release issued on July 27, 2017.

Simon Turner, President and CEO of Venator, said:

“The successful close of the IPO and legal separation from Huntsman completed earlier this month were major milestones for Venator and I would like to thank the Huntsman board and management for their support.

Our strong second quarter results underscore the quality of the Venator business, reflecting our market leading, high-quality product portfolio, our competitive asset base, the benefits of our transformation program and the hard work of our talented associates.

Selling prices for titanium dioxide continue to improve and we continue to work closely with our customers in this regard. The third quarter is normally softer on a sequential basis, however, this quarter we expect our combined operating segments adjusted EBITDA to improve compared to the second quarter.”

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses.  We operate 27 facilities, employ approximately 4,500 associates worldwide and sell our products in more than 110 countries.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with Venator’s initial public offering. The risk factors and other factors noted in Venator’s prospectus could cause its actual results to differ materially from those contained in any forward-looking statement.